Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our report dated March 9, 2007 accompanying the consolidated financial statements of Synergy Brands, Inc. and subsidiaries appearing in the 2006 Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in the Registration Statement No. 333-126539 on Form S-3/A. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts".

/s/ Holtz Rubenstein Reminick LLP
Holtz Rubenstein Reminick LLP
Melville, New York
March 30, 2007